Exhibit 10.4A


                                       August 27, 2001

Alan Lukas
16 Stapleford Drive
Falmouth, ME 04105

Dear Al:

      This letter will serve to formally confirm our mutual agreement whereby you will leave your full-time Vice President - Product Development position at Intelligent Controls, Inc. ( INCON ), to be effective September 14, 2001. As discussed among the Directors, you will continue, for the time being, to serve as Chairman of the Board and also be available, as required, for up to 400 hours of consulting service, in total, per year.

      We have agreed that you will continue to receive base pay, on a bi-weekly basis for twelve months, subject to a shortened time-frame in the event you secure full-time employment, as called out in section 5 (b) 1 of your employment agreement dated May 1, 1998. Your current annual base pay rate is $133,000. In addition, all other provisions of section 5 (b) shall apply. You will also continue to receive the Board/Consulting retainer, which is currently paid quarterly, as per section 5 (b) 2 of your employment agreement and the Company will make available health insurance benefits to you and your family as required by section 5 (b) 2.

      INCON will provide on-going e-mail services and appropriate phone messaging and forwarding support, if needed. Other administrative services can be made available, upon request, but it is not the mutual intent, after a limited transition, that you maintain an office here.

      Alan, I look forward to your continued contributions to INCON's success and wish you the best of luck with your new business activities.

                                       Very truly yours,

                                       /s Roger E. Brooks
                                       ------------------------------------
-
                                       Roger E. Brooks
                                       President/CEO


Agreed and accepted:


/s Alan Lukas
---------------------------------
Alan Lukas
Date:  9/6/01